Exhibit 99.2

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball to Close Two Metal Beverage Packaging Plants

BROOMFIELD, Colo., Oct. 30, 2008— Ball Corporation [NYSE: BLL] announced today that it plans to close its metal beverage packaging manufacturing plants in Kansas City, Mo., and Guayama, Puerto Rico.
As a result of the closures, an after-tax charge of approximately $32 million will be recorded in the company’s results. Approximately $28 million of the charge is expected to be recorded in the fourth quarter of 2008 with the remainder recorded in the first quarter of 2009. Cost reductions associated with the plant closings are expected to exceed $30 million in 2009 and to be $9 million cash positive on final disposition of the assets.
“The closure of these facilities will further reduce 12-ounce can capacity in our metal beverage packaging manufacturing system, more efficiently allocate production and consolidate specialty can production into facilities better located to serve our customer base,” said John A. Hayes, executive vice president and chief operating officer.
The Kansas City plant operates four production lines capable of making 1.1 billion cans in a variety of sizes and employs approximately 180 people. It is expected to close by the end of the first quarter of 2009, subject to customer requirements.
The Guayama plant operates one production line capable of making 700 million 12-ounce cans annually and employs approximately 70 people. The plant is expected to close by the end of 2008.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 2

The Kansas City plant opened in 1981 and the Guayama plant opened in 1982. Ball acquired both facilities in 1998 as part of the acquisition of the metal beverage container assets of Reynolds Metals Company.
Ball Corporation is a supplier of high-quality metal and plastic packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 15,000 people worldwide and reported 2007 sales of approximately $7.4 billion. For the latest Ball news and for other company information, please visit www.ball.com.

Conference Call Details
Ball Corporation will hold its regular quarterly conference call on the company's results and performance today at 9 a.m. Mountain Time (11 a.m. Eastern Time). The North American toll-free number for the call is 800-768-3232. International callers should dial 212-231-2929. Please use the following URL for a Web cast of the live call:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1987423
For those unable to listen to the live call, a taped replay will be available after the call’s conclusion until 1 p.m. Eastern Time on Nov. 6, 2008. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21395362.
A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's Web site at www.ball.com in the investors section under "presentations.”

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including our beverage can end project; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates, tax rates and activities of foreign subsidiaries. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global credit squeeze and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including in respect of chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021